Exhibit 10.1

529 Pleasant Street PO Box 2964 Attleboro, MA 02703

December 10, 2012

Thomas Wroe

297 Sesuit Neck Road

P.O. Box 879

East Dennis, MA 02641

Dear Tom:

On behalf of the Board of Directors of Sensata Technologies, Inc., we want to thank you for your years of service with Sensata and to confirm our mutual understandings as to what will occur with regard to your retirement.

1. Your Retirement

This confirms our understanding that you will be voluntarily retiring from your position as Chief Executive Officer of Sensata effective as of December 31, 2012 (your “Retirement Date”). As of your Retirement Date, you will no longer be required to fulfill any of the duties and responsibilities associated with your position.

2. Retirement Benefit

In connection with your retirement you will receive the following:

a) You will receive your Annual Bonus for fiscal year 2012 as provided in section 3 (c) of your First Amended and Restated Employment Agreement dated as of March 22, 2011 (“Employment Agreement”); provided, however, that the requirement that you must be employed by Sensata through April 1, 2013 is hereby waived. Your Annual Bonus target is currently $800,000 but the actual amount will be determined by the Compensation Committee based upon the achievement of financial and other objectives established by the Board and will be paid to you on April 15, 2013.

b) You will be paid all amounts (and provided all benefits) to which you are entitled under any welfare plan or arrangement of Sensata in which you participate, including dental and life insurance, and financial planning through December 31, 2012 less all deductions required by law.

c) You will be paid any unpaid salary, accrued but unused Time bank, and expense reimbursements pursuant to your Employment Agreement through your Retirement Date less all deductions required by law.

d) You will receive a lump sum amount of $1,351,965 to be paid on the later to occur of (i) when this Retirement Agreement becomes effective and enforceable or (ii) December 31, 2012. Such payment shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by Sensata or any of its affiliates.

e) You will receive severance compensation in accordance with Section 4(b) of your Employment Agreement in the total amount of $3,511,120 as follows:

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On or about July 10, 2013, you will receive a lump sum payment in the amount of $657,868 less all deductions required by law. This amount represents seven months of compensation installments due pursuant to your Employment Agreement less $517,000 of the amounts paid pursuant to Section 4(a) of this letter agreement, which amounts were delayed in accordance with Section 19(c) of your Employment Agreement.

•

Commencing on or about August 1, 2013 and continuing thereafter with the final payment occurring on or about December 1, 2014, you will receive a monthly installment of severance compensation in the amount of $167,838 less all deductions required by law.

f) It is intended that you will have a “separation from service” within the meaning of Internal Revenue Code Section 409A on your Retirement Date. Any services you provide to Sensata thereafter will be as a director and, to the extent, any such services are not classified as director services but as consulting services they are intended to be nominal and below the twenty percent criteria of the definition of “separation from service” under Section 409A. Sensata may withhold from any and all amounts payable under this Retirement Agreement or otherwise such federal, state and local taxes as it determines may be required to be withheld pursuant to any applicable law or regulation.

3. Release by You

a) You (for yourself, your heirs, assigns or executors) release and forever discharge Sensata, any of its affiliates, and its and their directors, officers, agents and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this Retirement Agreement becomes effective and enforceable, (“Claims”) of any kind, which relate in any way to your employment with Sensata or the termination of that employment, except those arising out of the performance of this Retirement Agreement, your rights under the employee benefit plans of Sensata and your rights to any accrued, unused amount in the

Timebank system. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended.

b) In signing this Release you acknowledge that you intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Release and without such waiver Sensata would not have made the payments described in paragraph 2. You further agree that in the event you bring your own Claim in which you seek damages against Sensata, or in the event you seek to recover against Sensata in any Claim brought by a governmental agency on your behalf, this Release shall serve as a complete defense to such Claims.

c) By signing this Retirement Agreement, you acknowledge that you:

1)	have been given twenty one (21) days after receipt of this Retirement Agreement within which to consider it;

2)	have carefully read and fully understand all of the provisions of this Retirement Agreement;

3)	knowingly and voluntarily agree to all of the terms set forth in this Retirement Agreement;

4)	knowingly and voluntarily agree to be legally bound by this Retirement Agreement;

5)	have been advised and encouraged in writing (via this agreement) to consult with an attorney prior to signing this Retirement Agreement;

6)	understand that this Retirement Agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of this Retirement Agreement, and that at any time prior to the effective day you can revoke this Retirement Agreement.

4. Additional Agreements

a) You also agree not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Company, any of its affiliates, or any of their respective past and present directors, officers or employees.

b) You further agree to keep all confidential and proprietary information about the past or present business affairs of Sensata confidential unless a prior written release from Sensata is obtained. You understand that the confidentiality restrictions of this paragraph and paragraph 5 of this Retirement Agreement extend to and expressly prohibit disclosure through social media including, but not limited to, blogs, virtual worlds, social or professional networking websites, and/or video sharing websites (“Social Media”).

c) You further agree that paragraphs 4 through 23 (other than paragraph 21) of the Employment Agreement survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period (as defined in the Employment Agreement). Without limiting the foregoing, you acknowledge that paragraph 5 of the Employment Agreement regarding Confidential Information and paragraph 7 of the Employment Agreement regarding Non-Compete; Non-Solicitation remain in full force and effect as provided in paragraph 9 of the Employment Agreement.

d) You further agree that as of the date hereof, you have returned to Sensata any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time, including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data, and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. On or before your Retirement Date, you agree to remove from your personal Social Media any designation or indication that you are a current employee of Sensata.

5. Confidentiality of this Retirement Agreement

The contents of this Retirement Agreement, including, but not limited to, its financial terms, are strictly confidential. By signing this agreement you agree and represent that you will maintain the confidential nature of the agreement, except (a) in disclosing it to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case you shall notify Sensata in writing in advance of disclosure; and (c) as necessary to enforce this Retirement Agreement. Sensata agrees that it will keep the contents of this Retirement Agreement confidential, except (a) to its executive staff and governing bodies, as necessary or appropriate, and to its outside counsel and auditors; (b) as otherwise required by law; and (c) as necessary to enforce this Retirement Agreement.

6. No Transfer or Assignment

You and Sensata agree that no interest or right you have or any of your beneficiaries has to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you or your beneficiary, including for alimony, except to the extent required by law.

7. No Admissions

This Retirement Agreement shall not be construed as an admission of any wrongdoing either by Sensata, its affiliates, or its and their directors, officers, agents and employees.

8. No Other Agreement

This Retirement Agreement and the Employment Agreement contain the entire agreement between you and Sensata with respect to the subject matter contained herein. No part of this Retirement Agreement may be changed except in writing, executed by both you and Sensata. Nothing in this Retirement Agreement shall be construed to amend, modify or supersede those provisions of the Employment Agreement that survive and continue in full force and effect.

9. Governing Law

This Retirement Agreement shall be interpreted in accordance with the laws of the State of Delaware. Whenever possible, each provision of this Retirement Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Retirement Agreement.

10. Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

Please indicate your agreement by signing this Retirement Agreement and returning it to us on or before December 10, 2012.

Sensata Technologies, Inc.

By: /s/ Martha Sullivan

Title: President

AGREED TO AND ACCEPTED BY:

/s/ Thomas Wroe
Thomas Wroe

Date: 10/12/12